Exhibit 99.1
Source: Playlogic Entertainment, Inc.


                                  PRESS RELEASE


            Dr. George M. Calhoun joins Playlogic Entertainment, Inc.
                                   as Director


AMSTERDAM - November 7, 2005 - Playlogic Entertainment, Inc. today announced that Dr. George M. Calhoun joined the company as non-executive Director, effective November 1, 2005. Calhoun, 53, is Executive-in-Residence of the Stevens Institute of Technology in Hoboken, N.J., and has spent more than 25 years in the high-tech segment of the wireless communications industry. Calhoun will serve as the third non-executive director on the Board of Playlogic Entertainment, Inc., in addition to Chairman Willy Simon and Erik van Emden. Executive board member is CEO/President Willem M. Smit.

Since 1983, Calhoun has served as Officer and/or Director of several public companies, most recently at Illinois Superconductor Corporation (AMEX: ISO) as CEO and Chairman of the Board from 1999 to 2002, and at Airnet Communications (NASDAQ: ANCC), where he has been a Board Member since 2001 and Chairman of the Board since 2003. He is also Chairman of the Audit Committee for Airnet. Calhoun holds a Ph. D. from the Wharton School at the University of Pennsylvania, and is a visiting professor at the Leiden University School of Management in the Netherlands.

Furthermore, he has been active in supervising the Sarbanes/Oxley compliance process at Airnet and Illinois Superconductor Corp. Calhoun was also involved in the successful re-listing of ISCO.OB an Over The Counter Bulletin Board company to the American Stock Exchange.

Willy Simon, Playlogic's Chairman, said, "We are proud to have George Calhoun on the Board as he adds rich and valuable business experience to the board. George has an impressive track record with public companies listed on NASDAQ. George has broad international business experience and strong knowledge of fundraising and corporate governance."

About Playlogic: Playlogic Entertainment, Inc. is an independent publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic, established in early 2002, publishes game concepts across various genres. The company distributes its products worldwide through all available channels, online and offline.

Playlogic is listed on the OTC BB under the symbol "PLGC" and is headquartered in New York and Amsterdam.

Playlogic's portfolio includes games that are being developed by several teams at Playlogic Game Factory, Playlogic's in-house development studio based in Breda, The Netherlands, as well as games developed by a number of studios throughout the world. Currently, 15 games on 22 platforms are under development, including "Age of Pirates - Caribbean Tales", "Sparta - Ancient Wars", "Diabolique" and "Xyanide".

Playlogic is always looking for additional, high-quality games and acquires products that can be exploited in the complete value chain of digital entertainment products from games at retail to mobile games and digital TV.


FOR MORE INFORMATION
Playlogic International NV
Esther Berger, Corporate Communication & IR Manager
T: +31 20 676 03 04
M: +31 6 51 874 971
E: eberger@playlogicint.com


For further  information about Playlogic,  the games she publishes and develops,
artwork   and  press   information,   please   visit  our   press   section   on
www.playlogicgames.com.